Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees

Consulting Group Capital Markets Funds:

We consent to the incorporation by reference, in this registration statement, of our report dated October 21, 2005, on the statement of assets and liabilities, including the schedule of investments, of Large Capitalization Value Equity Investments, Large Capitalization Growth Investments, Small Capitalization Growth Investments, Small Capitalization Value Equity Investments, International Equity Investments, Emerging Markets Equity Investments, Government Money Investments, Core Fixed Income Investments, High Yield Investments, Municipal Bond Investments and International Fixed Income Investments of Consulting Group Capital Markets Funds as of August 31, 2005, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Financial highlights” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

December 27, 2005